Contact:
Crocker Coulson, President Leslie Richardson, Financial Writer CCG Elite 646-213-1915 crocker.coulson@ccgir.com	Yuanmei Ma, Chief Financial Officer Zhongpin Inc. 86-010-82861788

For Immediate Release

Zhongpin Leases New Pork Production Facility in North China

Changge City, Henan Province, CHINA - September 6, 2007 - Zhongpin Inc. (OTC BB: ZHNP) (“Zhongpin”), a leading meat and food processing company in the People’s Republic of China (“PRC”), announced today that it has signed an agreement with Tianjin Shunli Enterprise Co., Ltd. to lease a pork production facility in the city of Tianjin.

The newly-leased facility is located in suburb of Tianjin, about 120 kilometers from Beijing City. This facility enhances Zhongpin’s position in the north of China, primarily in Tianjin, Beijing and the area surrounding Pohai Bay. The Tianjin facility has production capacity of up to 53,000 metric tons of chilled and frozen pork annually. Approximately 80% of capacity will be dedicated to the production of chilled pork and the other 20% will be dedicated to frozen pork. The leased facility is the largest pork production and processing facility in Tianjin with world-class equipments, facilities and processing techniques.

“The addition of the Tianjin production facility is an important step in increasing our market penetration in Tianjin, Beijing and north central China. Tianjin, which is the third largest city in China in term of population, has a population over 10 million people, a large number of whom are middle class and demand high-quality, fresh and nutritious meat products,” commented Mr. Baoke Ben, Executive Vice President of Zhongpin Inc.

About Zhongpin

Zhongpin is a meat and food processing company that specializes in pork and pork products, and vegetables and fruits, in the PRC. Its distribution network in the PRC spans more than 20 provinces and includes over 2,800 retail outlets. Zhongpin's export markets include the European Union, Eastern Europe, Russia, Hong Kong, Japan and South Korea. For more information, contact CCG Elite directly or visit Zhongpin’s website at www.zpfood.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of Zhongpin’s management and are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: unanticipated changes in product demand, interruptions in the supply of live pigs/raw pork, downturns in the Chinese economy, delivery delays, freezer facility malfunctions, poor performance of the retail distribution network, changes in applicable regulations, and other information detailed from time to time in Zhongpin’s filings and future filings with the United States Securities and Exchange Commission.

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